Exhibit 10.1

SUSQUEHANNA AUTO LEASE TRUST 2005-1

$80,500,000 3.2105% Class A-1 Auto Lease Asset Backed Notes

$115,000,000 4.08% Class A-2 Auto Lease Asset Backed Notes

$106,675,000 4.43% Class A-3 Auto Lease Asset Backed Notes

$16,175,000 4.71% Class B Auto Lease Asset Backed Notes

$11,070,000 5.09% Class C Auto Lease Asset Backed Notes

NOTE PURCHASE AGREEMENT

March 23, 2005

Barclays Capital Inc.,

as the Initial Purchaser

200 Park Avenue

New York, NY 10166

Ladies and Gentlemen:

Each of Susquehanna Bank PA, a Pennsylvania state chartered bank (“Sponsor A”), Susquehanna Patriot Bank, a New Jersey state chartered bank (“Sponsor B”), Farmers & Merchants Bank and Trust, a Maryland state chartered bank (“Sponsor C”), Susquehanna Bank, a Maryland state chartered bank (“Sponsor D”), Citizens Bank of Southern Pennsylvania, a Pennsylvania state chartered bank (“Sponsor E”), First American Bank of Pennsylvania, a Pennsylvania state chartered bank (“Sponsor F” and together with Sponsor A, Sponsor B, Sponsor C, Sponsor D and Sponsor E, the “Sponsors”), SB Pennsylvania Company LLC, a Delaware limited liability company (“Transferor A”), SB New Jersey Company LLC, a Delaware limited liability company (“Transferor B”), SB Maryland Company A LLC, a Delaware limited liability company (“Transferor C”), SB Maryland Company B LLC, a Delaware limited liability company (“Transferor D”), SB Maryland Company C LLC, a Delaware limited liability company (“Transferor E”) and SB Maryland Company D LLC, a Delaware limited liability company (“Transferor F” and together with Transferor A, Transferor B, Transferor C, Transferor D and Transferor E, the “Transferors”) proposes to cause Susquehanna Auto Lease Trust 2005-1, a Delaware statutory trust (the “Issuer”), to sell $80,500,000 aggregate principal amount of 3.2105% Auto Lease Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $115,000,000 aggregate principal amount of 4.08% Auto Lease Asset Backed Notes, Class A-2 (the “Class A-2 Notes”), $106,675,000 aggregate principal amount of 4.43% Auto Lease Asset Backed Notes, Class A-3 (the “Class A-3 Notes”), $16,175,000 aggregate principal amount of 4.71% Auto Lease Asset Backed Notes, Class B (the “Class B Notes”) and $11,070,000 aggregate principal amount of 5.09% Auto Lease Asset Backed Notes, Class C (the “Class C Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class B Notes, the “Offered Notes”) to Barclays Capital Inc. (the “Initial Purchaser”). All of the Offered Notes and the $11,070,000 aggregate principal amount of non-interest bearing Class D Auto Lease Asset Backed Notes (the “Class D Notes” and, together with the Offered Notes, the “Notes”) are to be issued pursuant to the Indenture, to be dated as of March 30, 2005, between the Issuer and JPMorgan Chase Bank, N.A., as indenture trustee (the “Indenture Trustee”). Payments on the Notes will be made from the property of the Issuer, which consists primarily of a special unit of beneficial interest in Hann Auto Trust (the “Transaction SUBI”), which represents the beneficial interest in a portfolio of automobile leases, the related leased vehicles and certain related rights. The Transaction SUBI will be serviced for the Issuer by Boston Service Company, Inc., a New Jersey corporation doing business as Hann Financial Service Corp. (“Hann Financial” or the “Servicer”). The Offered Notes will be issued in book-entry form and will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter agreement (the “DTC Agreement”). Each Sponsor is a wholly owned subsidiary of Susquehanna Bancshares, Inc., a Pennsylvania corporation (“SBI”) and each Transferor is an indirect wholly owned subsidiary of SBI.

The Sponsors, the Transferors and SBI understand that the Initial Purchaser proposes to make an offering of the Offered Notes on the terms and in the manner set forth herein and agree that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Offered Notes to purchasers (the “Subsequent Purchasers”) at any time after the date of this Note Purchase Agreement (this “Agreement”). The Offered Notes are to be offered and sold through the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Indenture, investors that acquire Offered Notes may only resell or otherwise transfer such Offered Notes if such Offered Notes are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).

The Sponsors have prepared and delivered to the Initial Purchaser copies of a preliminary private placement memorandum dated March 15, 2005 (the “Preliminary Private Placement Memorandum”) and have prepared and will deliver to the Initial Purchaser, on or promptly after the date hereof, copies of a final private placement memorandum (the “Final Private Placement Memorandum”), each to be used by such Initial Purchaser in connection with its solicitation of purchases of, or its offering of, the Offered Notes. “Private Placement Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent private placement memorandum (whether the Preliminary Private Placement Memorandum or the Final Private Placement Memorandum, or any amendment or supplement provided by the Sponsors to either such document), including exhibits thereto and any documents incorporated therein by reference and any other offering materials provided therewith with the prior written consent of the Sponsors, which has been prepared and delivered by the Sponsors to the Initial Purchaser in connection with its solicitation of purchases of, or its offering of, the Offered Notes. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Private Placement Memorandum.

SECTION 1. Representations and Warranties.

(a)	Representations and Warranties by the Transferors and the Sponsors. The Transferors and the Sponsors jointly and severally (except with respect to (xv) below in which case each respective Transferor and Sponsor will make such applicable representations and warranties separately) represent and warrant to the Initial Purchaser, as of the date hereof (if applicable) and as of the Closing Time, and agree with the Initial Purchaser, as follows:

(i)	Similar Offerings. None of the Transferors, the Sponsors nor any of their respective affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the 1933 Act.

(ii)	Private Placement Memorandum. The Private Placement Memorandum does not, and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Private Placement Memorandum made in reliance upon and in conformity with information furnished to the Issuer, the Transferors or the Sponsors in writing by the Initial Purchaser expressly for use in the Private Placement Memorandum.

(iii)	No Material Adverse Change in Business. Since the respective dates as of which information is given in the Private Placement Memorandum, (A) there has been no material adverse change or development resulting in a prospective material adverse change in the condition (financial or otherwise), earnings or business affairs of the Issuer, the Transferors, Hann Financial, the Sponsors, SBI or Hann Auto Trust (the “Origination Trust”), whether or not arising in the ordinary course of business, and (B) there have been no transactions (other than in connection with the issuance and offering of the Notes) entered into (x) by the Sponsors, other than those in the ordinary course of business, which would materially impair the investment quality of the Notes or the ability of such entity to perform its obligations under the Transaction Documents or (y) by any of the Issuer, the Transferors or the Origination Trust, other than those in the ordinary course of business, which are material with respect to such person.

(iv)

Good Standing. Each of the Origination Trust, the Transferors and the Sponsors has been duly organized and is validly existing as a statutory trust, limited liability company or state chartered bank, respectively, in good standing under the laws of the jurisdiction of its organization and has the power and authority to sell, own or lease its properties and to conduct its business as described in the Private

Placement Memorandum and to execute, deliver and perform its obligations under this Agreement (if such person is a party hereto), each Transaction Document to which it is a party or by which it may be bound, the Notes and the DTC Agreement, as applicable, and each of the Origination Trust, the Sponsors and the Transferors is duly qualified as a statutory trust, state chartered bank or limited liability company, as the case may be, in each jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not result in a material adverse effect on its condition (financial or otherwise), earnings or business affairs or on its ability to perform its obligations under each Transaction Document to which it is a party or by which it may be bound (with respect to a particular entity, a “Material Adverse Effect”).

(v)	Possession of Certificates and Licenses. Each of the Origination Trust, the Transferors and the Sponsors possesses all material certificates, authorities, licenses or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it, and it has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, license or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(vi)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Transferors and the Sponsors and (assuming the due authorization, execution and delivery by each other party hereto) constitutes the valid and binding obligation of each of the Transferors and the Sponsors enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’, mortgagees’ or lessors’ rights and remedies generally, and by general principles of equity (regardless of whether sought in a proceeding at law or in equity).

(vii)	Authorization of the Transaction Documents. As of the Closing Time, the Indenture and each other Transaction Document to which the Issuer, the Transferors, the Origination Trust or the Sponsors is a party or by which it may be bound shall have been duly executed and delivered by the Originator Trust, the Transferors or the Sponsors, as the case may be, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, shall constitute the legal, valid and binding agreement of the Issuer, the Transferors, the Origination Trust or the Sponsors, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, conversatorship, receivership, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally and, by general principles of equity (regardless of whether sought in a proceeding at law or in equity).

(viii)	Authorization of the Notes. As of the Closing Time, the Notes will have been duly authorized by the Issuer and, at the Closing Time, will have been duly executed by the Issuer and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally and, as to enforceability, to general principles of equity (regardless of whether sought in a proceeding at law or in equity).

(ix)	Description of the Notes and the Transaction Documents. The Notes, the Indenture and the other Transaction Documents conform in all material respects to the descriptions thereof contained in the Private Placement Memorandum.

(x)	Absence of Defaults and Conflicts. The execution, delivery and performance by each of the Origination Trust, the Transferors and the Sponsors of this Agreement and each Transaction Document to which it is a party and compliance by each of the foregoing with its obligations hereunder and thereunder do not (i) require any approval of the shareholders, members or managers, as the case may be, of the Origination Trust, the Transferors or the Sponsors or any approval or consent of any trustee or holder of any indebtedness or obligation of the Origination Trust, the Transferors or the Sponsors, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law, (iii) breach or contravene the Origination Trust’s, any Transferor’s or any Sponsor’s organizational documents; or (iv) contravene or result in any breach of or creation of any Adverse Claim upon any property of the Origination Trust, any Transferor or any Sponsor under any indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Origination Trust, any Transferor or any Sponsor is a party or by which the Origination Trust, any Transferor or any Sponsor or any of their respective properties is bound. None of the Origination Trust, any Transferor nor any Sponsor is in default under any Transaction Document to which it is a party.

(xi)	Absence of Proceedings. There is no action, suit or proceeding pending or, to the knowledge of the Transferors or the Sponsors, threatened against the Origination Trust, the Issuer, the Transferors, Hann Financial or the Sponsors or by any Governmental Authority that (i) questions the validity or enforceability of this Agreement or (ii) would have a Material Adverse Effect, other than as set forth in the Private Placement Memorandum; and, to the best knowledge of the Transferors and the Sponsors, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(xii)

Absence of Further Requirements. Subject to compliance by the Initial Purchaser with the representations, warranties and agreements set forth in clauses (c) and (d) of Section 2, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Transferors and the Sponsors of its obligations hereunder, in connection with the offering, issuance or sale of the Offered Notes hereunder or the consummation of the transactions contemplated by this

Agreement and the Transaction Documents other than UCC filings, any filings under state securities or Blue Sky laws in connection with the sale of the Notes or any necessary filings by the Initial Purchaser with the National Association of Securities Dealers, Inc., if required.

(xiii)	Title to Property. At the Closing Time, the Origination Trust will have good and marketable title to the Leases, Vehicles (as defined below) and other rights relating to the Leases and the Vehicles allocated to the Transaction SUBI as SUBI Assets (as defined below) pursuant to the Origination Trust Agreement, the Servicing Agreement, the Transaction SUBI Supplement, the Transaction SUBI Servicing Supplement, the Transaction SUBI Certificate and all amendments, supplements or modifications thereto (the “Origination Trust Documents”), free and clear of any mortgage, pledge, security interest, lien or other encumbrance of any kind (except as permitted by the Transaction Documents), and has not assigned to any person any of its right, title or interest in any such Leases, Vehicles or other rights, or obtained the release of any such prior assignment other than as described in the Private Placement Memorandum. “Vehicle” means an automobile, sport utility vehicle, van, luxury vehicle, mid-range vehicle, economy vehicle or light general purpose truck, together with any and all non-severable appliances, parts, instruments, accessories, furnishings, other equipment, accessions, additions, improvements, substitutions and replacements from time to time in or to such vehicle. “SUBI Assets” means a separate portfolio of assets owned by the Origination Trust and allocated to a SUBI.

(xiv)	Allocation of SUBI Assets. At the Closing Time, Hann Financial, as Servicer under the Servicing Agreement, will have made the appropriate allocation of assets within the estate of the Origination Trust to the Transaction SUBI Portfolio (defined below), as required by the Origination Trust Documents. “Transaction SUBI Portfolio” means the portfolio of the assets of the Origination Trust allocated to the Transaction SUBI.

(xv)	Ownership of the Transferors. Sponsor A is the sole equity member of Transferor A and owns its membership interest in Transferor A free and clear. Sponsor B is the sole equity member of Transferor B and owns its membership interest in Transferor B free and clear. Sponsor C is the sole equity member of Transferor C and owns its membership interest in Transferor C free and clear. Sponsor D is the sole equity member of Transferor D and owns its membership interest in Transferor D free and clear. Sponsor E is the sole equity member of Transferor E and owns its membership interest in Transferor E free and clear. Sponsor F is the sole equity member of Transferor F and owns its membership interest in Transferor F free and clear. Each Sponsor is a wholly owned subsidiary of SBI.

(xvi)	Representations in Transaction Documents. As of the Closing Time, the representations and warranties of each Transferor and each Sponsor in each Transaction Document to which it is a party and in each Officer’s Certificate of a Transferor and a Sponsor delivered at the Closing Time will be true and correct, and the Initial Purchaser may rely on such representations and warranties as if they were set forth herein in full.

(xvii)	Investment Company Act. None of the Issuer, the Origination Trust, the Transferors nor the Sponsors is, or upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Private Placement Memorandum, will be, an “investment company” or an “entity” controlled by an investment company as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xviii)	Exempt Resale. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or quoted in a U.S. automated interdealer quotation system.

(xix)	No General Solicitation. None of the Origination Trust, the Transferors, the Sponsors nor any of their respective Affiliates or any person (other than the Initial Purchaser and its Affiliates and any person acting on its behalf, as to whom each of the Transferors and the Sponsors makes no representation, warranty or agreement) acting on its behalf has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xx)	No Registration Required. Subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2(c) and (d), it is not necessary in connection with the offer, sale and delivery of the Offered Notes to the Initial Purchaser and to each Subsequent Purchaser from the Initial Purchaser in the manner contemplated by this Agreement and the Private Placement Memorandum to register the Notes under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(xxi)	Margin Regulations. None of the transactions contemplated by this Agreement or the Transaction Documents (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(b)	Officer’s Certificates. Any certificate signed by any officer, manager or administrator (as the case may be) of any of the Transferors, the Sponsors or SBI and delivered to the Initial Purchaser or to counsel for the Initial Purchaser at the Closing Time shall be deemed a representation and warranty by such Transferor, Sponsor, or SBI as the case may be, to the Initial Purchaser as to the matters covered thereby.

(c)	Representations and Warranties by SBI

(i)	Good Standing. SBI has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority to sell, own or lease its properties and to conduct its business as described in the Private Placement Memorandum and to execute, deliver and perform its obligations under this Agreement, each Transaction Document to which it is a party or by which it may be bound, the Notes and the DTC Agreement, as applicable, and each of the Origination Trust, the Sponsors and the Transferors is duly qualified as a corporation in each jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ii)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by SBI and constitutes the valid and binding obligation of SBI enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’, mortgagees’ or lessors’ rights and remedies generally, and by general principles of equity (regardless of whether sought in a proceeding at law or in equity).

(iii)	Authorization of the Transaction Documents. As of the Closing Time, each Transaction Document to which SBI is a party or by which it may be bound shall have been duly executed and delivered by SBI, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, shall constitute the legal, valid and binding agreement of SBI enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally and, by general principles of equity (regardless of whether sought in a proceeding at law or in equity).

(iv)	Absence of Defaults and Conflicts. The execution, delivery and performance by SBI of this Agreement and each Transaction Document to which it is a party and compliance by it with its obligations hereunder and thereunder do not (i) require any approval of the shareholders of SBI or any approval or consent of any trustee or holder of any indebtedness or obligation of SBI, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law, (iii) breach or contravene SBI’s organizational documents; or (iv) contravene or result in any breach of or creation of any Adverse Claim upon any property of SBI under any indenture, mortgage, loan agreement, lease or other agreement or instrument to which SBI is a party or by which SBI or any of its respective properties is bound. SBI is not in default under any Transaction Document to which it is a party.

SECTION 2. Sale and Delivery to Initial Purchaser; Closing.

(a)

Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, each of the Sponsors and the Transferors agree to cause the Issuer to sell to the Initial Purchaser, severally and not jointly, and the Initial Purchaser agrees to purchase from the Issuer at the price set forth on Schedule A the aggregate principal amount of Offered Notes set forth on Schedule A opposite the Initial Purchaser’s name. The compensation to the Initial Purchaser for its respective commitment and obligation hereunder in respect of the Offered Notes will be paid by the Transferors at the Closing Time and will be equal to $971,789.00.

(b)	Payment. Payment of the purchase price for, and delivery of certificates for, the Offered Notes shall be made at the office of Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois, or at such other place as shall be agreed upon by the Initial Purchaser, the Transferors and the Sponsors, at 10:00 A.M. (eastern time) on March 30, 2005 (or such other time as shall be agreed upon by the Initial Purchaser and the Sponsors (such time and date of payment and delivery being herein the “Closing Time”)).

(c)	Qualified Institutional Buyer. The Initial Purchaser hereby represents and warrants to, and agrees with, the Transferors and the Sponsors that (i) it is a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”) and an “accredited investor” within the meaning of Regulation D under the 1933 Act (an “Accredited Investor”); (ii) it has not and will not solicit offers for, or offer or sell Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the 1933 Act; (iii) it will offer and sell the Offered Notes as part of its distribution at any time only to (x) institutional investors that are reasonably believed by it to qualify as Qualified Institutional Buyers or (y) a limited number of institutions which are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the 1933 Act; and (iv) it will otherwise act in accordance with the terms and conditions set forth in this Agreement and in the Private Placement Memorandum in connection with the placement of the Notes contemplated hereby. The Initial Purchaser shall not distribute or disseminate any offering materials to prospective Subsequent Purchasers other than the Private Placement Memorandum without the prior written consent of Hann Financial.

(d)	Denominations; Registration. The Offered Notes shall be registered in the name of Cede & Co. pursuant to the DTC Agreement. The Offered Notes will be made available for examination by the Initial Purchaser in Chicago, Illinois not later than 10:00 A.M. (eastern time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Transferors and the Sponsors.

(a)	In connection with the offering of the Offered Notes, the Transferors and the Sponsors jointly and severally covenant with the Initial Purchaser as follows:

(i) Private Placement Memorandum. The Sponsors, as promptly as possible, will furnish to the Initial Purchaser without charge, such number of copies of the Final Private Placement Memorandum and any amendments and supplements thereto and documents incorporated by referenced therein as the Initial Purchaser may reasonably request.

(ii) Notice and Effect of Material Events. The Sponsors will immediately notify the Initial Purchaser, and confirm such notice in writing of (x) any filing made by the Transferors or the Sponsors of information relating to the offering of the Offered Notes with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Offered Notes by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Transferors, any material changes in or affecting the earnings, business affairs or business prospects of the Transferors, the Sponsors, SBI, or the Origination Trust which (i) make any statement in the Private Placement Memorandum false or misleading or (ii) cause the Private Placement Memorandum to omit to state a material fact necessary in order to make the statements therein not misleading. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Sponsors, their counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Final Private Placement Memorandum in order that the Final Private Placement Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Sponsors will forthwith amend or supplement the Final Private Placement Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Final Private Placement Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that, as so amended or supplemented, the Final Private Placement Memorandum will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(iii) Amendment to Private Placement Memorandum and Supplements. The Sponsors will advise the Initial Purchaser in writing promptly of any proposal to amend or supplement the Private Placement Memorandum and will not effect any such amendment or supplement which has not been delivered to the Initial Purchaser within a reasonable period of time prior to its expected use and shall make any changes reasonably requested by the Initial Purchaser with respect to such amendment or supplement. Neither the consent of the Initial Purchaser to, nor the Initial Purchaser’s delivery of, any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(iv) Blue Sky. Each of the Transferors and the Sponsors will use its best efforts to register or qualify the applicable Offered Notes under all applicable state securities or “blue sky” laws of such jurisdictions as the Initial Purchaser shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Initial Purchaser to consummate the disposition in each such jurisdiction of such Offered Notes; provided, however, that neither the Transferors nor the Sponsors shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(v) Rating of Securities. Each of the Transferors and the Sponsors shall take all action within its control necessary to enable Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Dominion Bond Rating Service (“Dominion”) to provide “A-1+”, “P-1” and “R-1(h)” ratings, respectively, for the Class A-1 Notes, “AAA”, “Aaa” and “AAA” ratings, respectively, for the Class A-2 Notes and the Class A-3 Notes, “A”, “A2” and “A(h)” ratings, respectively, for the Class B Notes, and “BBB”, “Baa2” and “BBB(h)” ratings, respectively, for the Class C Notes.

(vi) Rule 144A Information. The Transferors and the Sponsors agree, in order to render the Offered Notes eligible for resale pursuant to Rule 144A under the 1933 Act, while any of such Offered Notes remain outstanding, to take all action within their control to make available, upon request, to any holder of such Offered Notes or prospective purchasers of such Offered Notes the information specified in Rule 144A(d)(4).

(vii) Use of Proceeds. The Issuer will use the net proceeds received by it from the sale of the Notes in the manner specified in the Private Placement Memorandum under “Use of Proceeds.”

(viii) Restriction on Sale of Auto Lease Asset Backed Securities. For a period of thirty (30) days from the date hereof, none of the Transferors, the Sponsors nor any of their respective Affiliates will, without the prior written consent of the Initial Purchaser, directly or indirectly, offer, sell or contract to sell or announce the offering of, in a public or private transaction, any other asset-backed securities backed by automobile leases other than as specified in the Private Placement Memorandum.

(ix) DTC Clearance. The Transferors will cooperate with the Initial Purchaser to permit the Offered Notes to be eligible for clearance and settlement through DTC.

(x) Legends. Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Private Placement Memorandum for the time period and upon the other terms stated in the Private Placement Memorandum.

SECTION 4. Payment of Expenses.

(a)	Expenses. At the Closing Time, the Transferors will pay the expenses of the Initial Purchaser incurred in connection with the offering and sale of the Offered Notes.

(b)	Termination of Agreement. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, SBI shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

SECTION 5. Conditions of Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to (i) the accuracy of the representations and warranties of the Transferors and the Sponsors contained in Section 1 hereof or in certificates of any officer of the Transferors and the Sponsors delivered pursuant to the provisions hereof, to the extent such representations, warranties and officers’ certificates relate to the date hereof or the Closing Time, (ii) the performance by the Transferors and the Sponsors and SBI of their respective covenants and other obligations hereunder to the extent such covenants and other obligations relate to the date hereof or the Closing Time, and (iii) the following further conditions:

(a)	Opinions of Counsel for the Transferors, the Sponsors and the Origination Trust. At the Closing Time, the Initial Purchaser shall have received opinions, dated as of the Closing Time, of (i) Mayer, Brown, Rowe & Maw LLP, special counsel to the Transferors, the Sponsors and the Origination Trust in form and substance satisfactory to counsel to the Initial Purchaser; (ii) Morgan, Lewis & Bockius LLP, as special counsel to Hann Financial, the Sponsors and SBI in form and substance satisfactory to counsel to the Initial Purchaser and (iii) any other opinion reasonably satisfactory to counsel to the Initial Purchaser.

(b)	Opinion of Counsel for the Owner Trustee and the Issuer. At the Closing Time, the Initial Purchaser shall have received the opinions, dated as of the Closing Time, of Richards, Layton & Finger, P.A., special counsel to Wilmington Trust Company, as Owner Trustee, and the Issuer, in form and substance satisfactory to counsel to the Initial Purchaser.

(c)	Opinion of Counsel for the Indenture Trustee. At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of internal counsel of the Indenture Trustee, in form and substance satisfactory to counsel to the Initial Purchaser.

(d)	Opinion of Counsel for the Origination Trust and SUBI Trustee. At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of Richards, Layton & Finger, P.A., counsel to Wilmington Trust Company, as SUBI Trustee, and special Delaware counsel to the Origination Trust, in form and substance satisfactory to counsel to the Initial Purchaser.

(e)	Opinion of Counsel for the Initial Purchaser. At the Closing Time, the Initial Purchaser shall have received the opinion, dated as of the Closing Time, of Mayer, Brown, Rowe & Maw LLP, counsel for the Initial Purchaser, which opinion shall be in form and substance reasonably satisfactory to the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of other counsel satisfactory to the Initial Purchaser.

(f)	Officers’ Certificate. At the Closing Time there shall not have been, since the date hereof or since the respective dates as of which information is given in the

Private Placement Memorandum, any material adverse change or prospective material adverse change in the condition (financial or otherwise), earnings, or business affairs of the Transferors, the Sponsors, SBI, Hann Financial or the Origination Trust, whether or not arising in the ordinary course of business (with respect to such entity, a “Material Adverse Change”). At the Closing Time, the Initial Purchaser shall have received a certificate, dated the Closing Time, of each of the Transferors, Hann Financial, SBI and the Sponsors, in which each shall state (with respect to itself) that (A) there has been no such Material Adverse Change with respect to itself; (B) the representations and warranties of such Person in each Transaction Document to which such Person is a party and in this Agreement (relating to the date hereof or the Closing Time) are true and correct with the same force and effect as though expressly made at and as of the Closing Time; and (C) such Person has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents and hereunder at or prior to the Closing Time.

(g)	Accountants’ Comfort Letter. Prior to or at the Closing Time, the Initial Purchaser shall have received from PricewaterhouseCoopers a letter dated the date of the Preliminary Private Placement Memorandum, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser with respect to the financial information contained in the Preliminary Private Placement Memorandum.

(h)	Final Comfort Letter. The Initial Purchaser shall have received from PricewaterhouseCoopers a letter, dated as of the date of the Final Private Placement Memorandum, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser with respect to the financial information contained in the Final Private Placement Memorandum.

(i)	Maintenance of Rating. At the Closing Time, the Class A-1 Notes shall be rated in the highest short-term rating category by each of S&P, Moody’s and Dominion, the Class A-2 Notes shall be rated in the highest long-term rating by each of S&P, Moody’s and Dominion, the Class A-3 Notes shall be rated in the highest long-term rating by S&P, Moody’s and Dominion, the Class B Notes shall be rated in the third highest generic rating by S&P, Moody’s and Dominion, and the Class C Notes shall be rated in the fourth highest generic long-term rating by S&P, Moody’s and Dominion. The Sponsors shall have delivered to the Initial Purchaser a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Initial Purchaser, confirming that the Offered Notes have such ratings; and after the date of this Agreement, (i) there shall not have occurred a downgrading in the rating assigned to the Offered Notes by S&P, Moody’s or Dominion, (ii) no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Offered Notes or any of the debt securities (if any) of the Issuer, the Transferors or the Sponsors and (iii) there shall not have occurred a downgrading by any such securities rating agency in the rating assigned to any of the debt securities (if any) of the Issuer, the Transferors or the Sponsors.

(j)	Additional Documents. At the Closing Time, the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Offered Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; all proceedings taken on or prior to the Closing Time by the Transferors and the Sponsors in connection with the issuance of the Notes and sale of the Offered Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Initial Purchaser; and each of the Transaction Documents shall be reasonably satisfactory in form and substance to the Initial Purchaser.

(k)	Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled or waived by the Initial Purchaser, this Agreement may be terminated by the Initial Purchaser by notice to the Transferors and the Sponsors at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 6 and 7 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a)	Indemnification of Initial Purchaser by SBI. SBI agrees to indemnify and hold harmless the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Private Placement Memorandum or the Final Private Placement Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the prior written consent of SBI, such consent not to be unreasonably withheld; and

(iii)	subject to the provisions of Section 6(c) below, against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information specified in Section 10 below furnished to any Sponsor, Transferor or SBI by the Initial Purchaser expressly for use in the Preliminary Private Placement Memorandum or the Private Placement Memorandum (or any amendment or supplement thereto).

(b)	Indemnification of the Transferors and the Sponsors and SBI. The Initial Purchaser agrees to indemnify and hold harmless the Transferors, the Sponsors, SBI and their respective directors and each person, if any, who controls any of the Transferors or the Sponsors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Private Placement Memorandum or the Private Placement Memorandum in reliance upon and in conformity with written information furnished to any Transferor, Sponsor or SBI by the Initial Purchaser expressly for use in the Preliminary Private Placement Memorandum or the Private Placement Memorandum (or any amendment or supplement thereto).

(c)

Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Initial Purchaser, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Sponsors or SBI. In any action or proceeding, the indemnified party shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless (i) the indemnified and the indemnifying parties shall have mutually agreed to the employment of such counsel, (ii) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party within a reasonable time after such notice to such institution, or (iv) the indemnified party in any such action or proceeding concludes (based on advice of counsel) that there are reasonably likely to be legal defenses available to it which are different from or additional to those available to the indemnifying party, in which case, the indemnified party shall have the right to employ counsel separate from counsel for the indemnifying party and from any other party in any such action with respect to which it has concluded that such counsel was a conflict of interest or it is reasonably likely to have legal defenses available to it which are different from or additional to those available to such other party. In either such event, the reasonable fees and disbursements of such separate counsel will be paid, as incurred, by the indemnifying party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying parties, on the one hand and the indemnified parties on the other hand from the offering of the Offered Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, or if the indemnified party failed to give the notice referred to in Section 6(c) hereof, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying parties, on the one hand and of the indemnified parties on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Transferors, Sponsors and SBI, on the one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Offered Notes pursuant to this Agreement (before deducting expenses) received by the Transferors and the total commissions paid to the Initial Purchaser bear to the aggregate initial offering price of the Offered Notes plus such commissions.

The relative fault of the indemnifying parties, on the one hand, and the indemnified parties, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying parties, on the one hand, or by the indemnified parties, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Sponsors, the Transferors, SBI and the Initial Purchaser agree that it would not be just and equitable if contributions pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it and resold to investors were offered to investors exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of “fraudulent misrepresentation” within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, shall have the same rights to contribution as the Initial Purchaser, and each director or manager of a Sponsor or a Transferor, and each person, if any, who controls any of the Sponsors or the Transferors, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, shall have the same rights to contribution as the respective Sponsor or Transferor, as the case may be.

SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of the Transferors, the Sponsors or SBI submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or controlling person, or by or on behalf of the Transferors, the Sponsors and SBI and shall survive delivery of the Offered Notes to the Initial Purchaser.

SECTION 9. Termination of Agreement.

(a)	Termination; General. The Initial Purchaser may terminate this Agreement by notice to the Transferors and the Sponsors, at any time at or prior to the Closing Time

(i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Private Placement Memorandum, any material adverse change in the condition (financial or otherwise), earnings or business affairs of the Transferors, the Sponsors, SBI, Hann Financial or the Origination Trust, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable to market the Notes or to enforce contracts for the sale of the Offered Notes, (iii) if there has occurred any material disruption in commercial banking securities settlement or clearance services, or (iv) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ National Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by Federal or New York, Pennsylvania, New Jersey, Maryland or Delaware authorities.

(b)	Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 6 and 7 shall survive such termination and remain in full force and effect.

SECTION 10. Information Provided in the Private Placement Memorandum. The parties hereto hereby confirm that the information provided in the Private Placement Memorandum as described in Section 6 above as being furnished in writing by the Initial Purchaser for the offering contemplated by the Private Placement Memorandum and for use in the Private Placement Memorandum, constitutes the only information furnished to the Transferors, the Sponsors and SBI in writing by, or on behalf of, the Initial Purchaser expressly for use in the Private Placement Memorandum or in any amendment thereof or supplement thereto:

(i)	the second sentence of the second paragraph of the “Plan of Distribution” section of the Private Placement Memorandum;

(ii)	the fourth paragraph of the “Plan of Distribution” section of the Private Placement Memorandum;

(iii)	the fifth paragraph of the “Plan of Distribution” section of the Private Placement Memorandum; and

(iv)	the sixth paragraph of the “Plan of Distribution” section of the Private Placement Memorandum.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to the Initial Purchaser at 200 Park Avenue, New York, NY 10166; notices to Transferor A or Sponsor A shall be directed to either party at 9 East Main Street, Lititz, PA, 1753, attention: President; notices to Transferor B or Sponsor B shall be directed to either party at 8000 Sagemore Drive, Ste. 8101, Marlton, NJ 08053, attention: President; notices to Transferor C or Sponsor C shall be directed to either party at 59 W. Washington St., Hagerstown, MD 21740, attention: President; notices to Transferor D or Sponsor D shall be directed to either party at 100 West Road, Towson, MD 21204, attention: President; notices to Transferor E or Sponsor E shall be directed to either party at 35 north Carlisle St., Greencastle, PA 17225, attention: President; notices to Transferor F or Sponsor F shall be directed to either party at 140 E. Main St., Everett, PA 15537, attention: President and notices to SBI shall be directed to 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: President, with a copy to General Counsel.

SECTION 12. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, SBI, each Transferor, each Sponsor and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, its affiliates, the Transferors and the Sponsors and their respective successors and the controlling persons and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser, SBI, the Transferors and the Sponsors and their respective successors, and said controlling persons and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 14. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to each of each Transferor each Sponsor and SBI a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchaser and each Transferor each Sponsor and SBI in accordance with its terms.

Very truly yours,

TRANSFERORS		SPONSORS

SB PENNSYLVANIA COMPANY LLC		SUSQUEHANNA BANK PA

By:	/s/ Drew K. Hostetter	By:	/s/ William T. Belden
Name:	Drew K. Hostetter	Name:	William T. Belden
Title:	Vice President	Title:	President & CEO

SB NEW JERSEY COMPANY LLC		SUSQUEHANNA PATRIOT BANK

By:	/s/ Drew K. Hostetter	By:	/s/ David T. Swoyer
Name:	Drew K. Hostetter	Name:	David T. Swoyer
Title:	Vice President	Title:	President & CEO

SB MARYLAND COMPANY A LLC		FARMERS & MERCHANTS BANK AND TRUST

By:	/s/ Drew K. Hostetter	By:	/s/ Robert E. Ernst II
Name:	Drew K. Hostetter	Name:	Robert E. Ernst II
Title:	Vice President	Title	President & CEO

SB MARYLAND COMPANY B LLC		SUSQUEHANNA BANK

By:	/s/ Drew K. Hostetter	By:	/s/ Joseph R. Lizza
Name:	Drew K. Hostetter	Name:	Joseph R. Lizza
Title:	Vice President	Title:	President

SB MARYLAND COMPANY C LLC		CITIZENS BANK OF SOUTHERN PENNSYLVANIA

By:	/s/ Drew K. Hostetter	By:	/s/ John R. Rotz
Name:	Drew K. Hostetter	Name:	John R. Rotz
Title:	Vice President	Title:	President & CEO

SB MARYLAND COMPANY D LLC		FIRST AMERICAN BANK OF PENNSYLVANIA

By:	/s/ Drew K. Hostetter	By:	/s/ Elaine F. Barfield
Name:	Drew K. Hostetter	Name:	Elaine F. Barfield
Title:	Vice President	Title:	Vice President

S-1

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Drew K. Hostetter
Name:	Drew K. Hostetter
Title:	Chief Financial Officer

CONFIRMED AND ACCEPTED
as of the date first above written:

BARCLAYS CAPITAL INC., as the Initial Purchaser

By:	/s/ Glen Greeley
Name:	Glen Greeley
Title:	Associate Director

S-2

Schedule A

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class B Notes	Class C Notes
Barclays Capital, Inc.	$80,500,000	$115,000,000	$106,675,000	$16,175,000	$11,070,000

TOTAL	$80,500,000	$115,000,000	$106,675,000	$16,175,000	$11,070,000